As filed with the Securities and Exchange Commission on April 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quhuo Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3F, Building A, Xin’anmen, No. 1 South Bank
Huihe South Street, Chaoyang District

Beijing, People’s Republic of China

(+86-10) 5338 4963

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2025 and 2026 Share Incentive Plans

(Full title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Zhen Ba

Chief Financial Officer

3F, Building A, Xin’anmen, No. 1 South Bank
Huihe South Street, Chaoyang District

Beijing, People’s Republic of China

Telephone: (+86-10) 8576 5328

E-mail: barry@meishisong.cn

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s Foreign Private Issuer Report on Form 6-K filed with the Commission on April 2, 2026, and April 7, 2026;

(b)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Securities Exchange Commission on April 2, 2026; and

(c)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39354) filed with the Commission on June 29, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Description of Class B Ordinary Shares

The Registrant has three classes of ordinary shares, the Class A ordinary shares, the Class B ordinary shares and the Class C ordinary shares. The Registrant’s American depositary shares are registered under Section 12 of the Exchange Act, each representing 900 Class A ordinary shares par value US$0.0001 per share, listed on the OTC Markets under the symbol “QHUOY”.

The Class B ordinary shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following is a description of the Class B ordinary shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board, subject to our memorandum and articles of association. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our memorandum and articles of association provide that the directors may, before recommending or declaring any dividends, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class B ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our Company. Holders of Class B ordinary shares shall at all times vote together as one class on all matters submitted to a vote by shareholders. In respect of matters requiring shareholders’ vote, on a poll, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to four hundred and eighty votes. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any shareholders present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the outstanding ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Liquidation Rights

On a winding up of the Registrant, if assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares in proportion to the par value of the shares held by them at the commencement of the winding up. If the assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by the shareholders in proportion to the par value of the shares held by them.

Miscellaneous

Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights.

Provisions of Memorandum and Articles of Association Affecting Changes in Control

Multiple Classes Share Structure

The Registrant has three classes of ordinary shares, Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares and Class C ordinary shares are entitled to four hundred and eighty votes per share, subject to certain exceptions.

The Registrant’s multiple classes share structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that certain holders of Class B ordinary shares or Class C ordinary shares do not support, including actions that may have effected a change in control of the Registrant.

Issuance of preferred shares by the Board

Provisions of the memorandum and articles of association may discourage, delay or prevent a change in control of the Registrant or management that shareholders may consider favorable, including provisions that authorize the board of directors to issue, without any further vote or action by the shareholders, preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights, and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class A, Class B and Class C ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Registrant or make removal of management more difficult.

Foreign Restrictions on Holding of Class B Ordinary Shares

The Registrant is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Registrant levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands. Additionally, upon payments of dividends by the Registrant to its shareholders, no Cayman Islands withholding tax will be imposed.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the memorandum and articles of association of the Registrant.

The Cayman Islands is not a party to any double tax treaties which are applicable to any payments made by or to the Registrant.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s fourth amended and restated articles of association provide that the Registrant shall indemnify each of its directors and officers against all actions, proceedings, costs, charges, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s fraud or dishonesty, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.22 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-238941), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement (See the Exhibit Index attached hereto).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, as amended (File No. 001-39354)) filed with the Securities and Exchange Commission on October 14, 2025)

4.2	Registrant’s specimen American depositary receipt (included in Exhibit 2.3) (incorporated herein by reference to Exhibit 2.1 to our annual report on Form 20-F (file No. 001-39354) filed with the Securities and Exchange Commission on May 17, 2021)

4.3	Registrant’s Specimen Certificate for its Class A ordinary shares (incorporated herein by reference to Exhibit 4.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-238941)), initially filed with the Securities and Exchange Commission on June 4, 2020)

4.4	English translation of Shareholders Agreement dated August 23, 2019 among the Registrant and other parties thereto (incorporated herein by reference to Exhibit 4.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-238941))

4.5	Deposit agreement by and among the Registrant, the depositary and holders of the American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 2.3 to our annual report on Form 20-F (file No. 001-39354) filed with the Securities and Exchange Commission on May 17, 2021)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the Class A ordinary shares being registered

10.1	2025 Share Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, as amended (File No. 001-39354)) filed with the Securities and Exchange Commission on December 19, 2025)

10.2*	2026 Share Incentive Plan

23.1*	Consent of Guangdong Prouden CPAs GP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

107*	Calculation of Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, People’s Republic of China, on April 9, 2026.

Quhuo Limited

By:	/s/ Leslie Yu
	Name:	Leslie Yu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Leslie Yu and Mr. Zhen Ba, with full power to act alone, as his/her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 9, 2026 in the capacities indicated.

Signature	Title

/s/ Leslie Yu Leslie Yu	Chairman and Chief Executive Officer (principal executive officer)

/s/ Zhen Ba Zhen Ba	Director and Chief Financial Officer (principal financial and accounting officer)

/s/ Fengzhen Li (also known as Shan Li) Fengzhen Li (also known as Shan Li)	Director

/s/ Jingchuan Li Jingchuan Li	Independent Director

/s/ Jie Jiao Jie Jiao	Independent Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Quhuo Limited has signed this registration statement or amendment thereto in New York on April 9, 2026.

Puglisi & Associates Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director